Exhibit 99.1

HireQuest Reports Financial Results for Second Quarter 2023

GOOSE CREEK, South Carolina – August 10, 2023 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today reported financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Summary

●	Franchise royalties increased 20.5% to $8.7 million compared to $7.2 million in the prior year period.
●	Total revenue increased 12.4% to $9.0 million compared to $8.0 million in the prior year period.
●	Income from operations decreased 37.4% to $2.7 million compared to $4.3 million in the prior year period.
●

Selling, general and administrative (“SG&A”) expenses increased 74.5% to $5.6 million compared to $3.2 million in the prior year period, primarily related to expenses from the MRI acquisition and workers’ compensation.

●

Net income from continuing operations decreased 57.2% to $2.1 million, or $0.15 per diluted share, compared to net income from continuing operations of $4.8 million, or $0.35 per diluted share in the prior year period.

●	Adjusted EBITDA of $3.9 million compared to $5.8 million in the prior year period.

Year-To-Date 2023 Summary

●	Franchise royalties increased 30.7% to $18.0 million compared to $13.8 million for the six months ended June 30, 2022.
●	Total revenue increased 25.3% to $18.8 million compared to $15.0 million in the prior year period.
●	Income from operations decreased 26.6% to $6.0 million compared to $8.1 million in the prior year period.
●	SG&A increased 95.1% to $11.5 million compared to $5.9 million in the prior year period.
●

Net income from continuing operations was $4.4 million, or $0.32 per diluted share, compared to net income of $5.3 million, or $0.39 per diluted share in the prior year period, primarily related to increased expenses including SG&A, and interest and other financing expenses.

●	Adjusted EBITDA of $8.5 million compared to $10.8 million in the prior year period.

System-wide sales for the second quarter of 2023 increased to $157.0 million compared to $120.0 million for the same period in 2022, primarily related to the acquisition of MRI Network.

Rick Hermanns, HireQuest’s President and Chief Executive Officer, commented, “We are encouraged by our performance this quarter in light of the current economic environment; these results reinforce our confidence in the HireQuest business model which includes over 400 franchisee-owned offices. Late last year, we purchased MRI Network, adding an additional franchise offering for executive search services with over 200 franchise offices in the U.S. and internationally. This was a large acquisition and we incurred certain expenses related to the purchase that we expect will come down over the balance of the year as we drive synergies. We are increasingly well positioned with a diverse mix of staffing options and a strong presence across key geographic regions, and we look forward to continuing to build our position as a leading provider of temporary workforce hiring and professional recruiting solutions.”

Second Quarter 2023 Financial Results

Franchise royalties in the second quarter of 2023 were $8.7 million compared to $7.2 million in the prior-year period. Service revenue was $286,000 compared to $779,000 in the prior-year period. Total revenue in the second quarter of 2023 was $9.0 million compared to $8.0 million in the year-ago quarter, an increase of 12.4%.

SG&A expenses in the second quarter of 2023 were $5.6 million compared to $3.2 million in the second quarter of 2022. The increase in SG&A expenses was primarily related to increased workers’ compensation expense and increased costs related to the MRI acquisition. Workers' compensation was approximately $690,000 for the second quarter of 2023, compared to a net benefit of $188,000 in the second quarter of 2022.

Depreciation and amortization in the second quarter of 2023 was approximately $700,000 compared to $521,000 in the second quarter of 2022. The increase of $179,000 was primarily due to additional amortization stemming from acquisitions.

Other miscellaneous income for the second quarter of 2023 was approximately $99,000, compared to other miscellaneous income of $1.4 million for the second quarter of 2022. In the second quarter of 2022, HireQuest recognized approximately $1.4 million in gains resulting from the conversion of acquisitions to franchises.

Interest and other financing expense in the second quarter of 2023 was approximately $314,000 compared to $109,000 for the second quarter of 2022. Interest and other financing expense will fluctuate as the Company utilizes the line of credit for acquisitions or other short-term liquidity needs. Due to the MRI acquisition in the fourth quarter of 2022, coupled with the working capital needs associated with growth and the inefficiencies of changing treasury service providers, HireQuest carried a larger balance on its line of credit for the quarter ended June 30, 2023.

Income tax expense was approximately $465,000, a net effective tax rate of 18.5%, for the three months ended June 30, 2023. Income tax expense for the prior year period was $861,000, a net effective tax rate of 15.2%. The net effective tax rate is primarily driven by the federal Work Opportunity Tax Credit and windfall tax deductions related to stock-based compensation and overall limits on executive compensation.

Net income from continuing operations in the second quarter of 2023 decreased 57.2% to $2.1 million, or $0.15 per diluted share, compared to net income from continuing operations of $4.8 million, or $0.35 per diluted share, in the second quarter last year.

Adjusted EBITDA for the second quarter of 2023 was $3.9 million compared to $5.8 million in the second quarter last year.

Year-To-Date 2023 Financial Results

Franchise royalties for the six-months ended June 30, 2023, were $18.0 million compared to $13.8 million for the same period in 2022. Organic royalties, excluding the contribution from acquisitions, decreased 6.2%. Service revenue was $821,000 compared to $1.2 million in the prior-year period. Total revenue was $18.8 million compared to $15.0 million in the same year-ago period, an increase of 25.3%.

SG&A expenses in the first half of 2023 were $11.5 million or 3.7% of system-wide sales compared to $5.9 million, or 2.7% of system-wide sales for the same period of 2022. The first half of 2023 included approximately $2.7 million of expenses related to MRI. Workers’ compensation was approximately $875,000 in the first half of 2023 compared to a net benefit of $801,000, which included approximately $365,000 of benefit related to the Snelling acquisition, for the same period of 2022.

For the first half of 2023, other miscellaneous income was approximately $142,000, compared to expense of $1.9 million in the first half of 2022. In the first half of 2022, the Company recognized approximately $2.2 million in losses resulting from the conversion of the Temporary Alternatives, Dubin, and Northbound acquisitions to franchises.

Net income from continuing operations in the year-to-date period for 2023 was $4.4 million, or $0.32 per diluted share, compared to net income from continuing operations of $5.3 million, or $0.39 per diluted share, in the same year-ago period.

Adjusted EBITDA for the first half of 2023 was $8.5 million compared to $10.8 million in the same prior-year period.

Balance Sheet and Capital Structure

Cash was $2.1 million as of June 30, 2023, compared to $3.0 million as of December 31, 2022. Total assets were $107.8 million as of June 30, 2023. Total liabilities were $45.8 million.

Working capital as of June 30, 2023, was $17.3 million compared to $15.1 million as of December 31, 2022.

At June 30, 2023, assuming continued covenant compliance, availability under the line of credit was approximately $23.2 million based on eligible collateral, less letter of credit reserves, bank product reserves, and current advances.

On June 15, 2023, the Company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of June 1, 2023. The Company intends to pay a $0.06 cash dividend on a quarterly basis, but the declaration of any dividend and the exact amount each quarter will be based on its business results and financial position, and is subject to board of director discretion.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:                                         Thursday, August 10, 2023

Time:                                        4:30 p.m. Eastern time

Toll-free dial-in number:          877-545-0523

International dial-in number:   973-528-0016

Entry Code:                              973182

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/48721 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through August 24, 2023.

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 48721

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, HireQuest Health, DriverQuest, TradeCorp, MRI, SearchPath Global, and Northbound Executive Search franchised offices across the United States. Through its national network of over 400 franchisee-owned offices across the United States, HireQuest provides employment for approximately 81,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; operating results; anticipated benefits of acquisitions, or the status of integration of those entities; the declaration, or not, of future dividends; and other similar statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of COVID-19; economic uncertainty caused by macroeconomic trends including potential inflation or a recessionary environment; uncertainty in the supply chain or economy caused by Russia’s invasion of Ukraine; the relative success or failure of acquisitions and new franchised offerings; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following any of our various acquisitions; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and the quarterly reports on Form 10-Q filed thereafter.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:

HireQuest, Inc.

David Hartley, Vice President of Corporate Development

(800) 835-6755

Email: cdhartley@hirequest.com

Investor Relations Contact:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

Email: hirequest@imsinvestorrelations.com

- Tables Follow -

HireQuest, Inc.

Consolidated Balance Sheets

(in thousands, except par value data)	June 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets
Cash	$2,071	$3,049
Accounts receivable, net of allowance for doubtful accounts	51,089	45,728
Notes receivable	1,110	817
Prepaid expenses, deposits, and other assets	2,602	1,833
Prepaid workers' compensation	997	503
Total current assets	57,869	51,930
Property and equipment, net	4,365	4,353
Workers’ compensation claim payment deposit	1,470	1,231
Franchise agreements, net	22,292	23,144
Other intangible assets, net	10,353	10,690
Goodwill	5,870	5,870
Other assets	142	325
Notes receivable, net of current portion and reserve	4,042	2,675
Intangible asset held for sale - discontinued operations	1,405	3,065
Total assets	$107,808	$103,283
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$163	$448
Line of credit	16,504	12,543
Term loans payable	505	704
Other current liabilities	3,061	3,408
Accrued payroll, benefits, and payroll taxes	4,619	5,602
Due to franchisees	11,334	9,846
Risk management incentive program liability	1,384	877
Workers' compensation claims liability	3,028	3,352
Total current liabilities	40,598	36,780
Term loan payable, net of current portion	348	3,291
Deferred tax liability	261	60
Workers' compensation claims liability, net of current portion	2,124	2,573
Franchisee deposits	2,431	2,325
Total liabilities	45,762	45,029
Commitments and contingencies (Note 8)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000 shares authorized; 13,939 and 13,918 shares issued, respectively	14	14
Additional paid-in capital	33,666	32,844
Treasury stock, at cost - 40 shares	(146)	(146)
Retained earnings	28,512	25,542
Total stockholders' equity	62,046	58,254
Total liabilities and stockholders' equity	$107,808	$103,283

HireQuest, Inc.

Consolidated Statement of Income

(unaudited)

	Three months ended		Six months ended
(in thousands, except per share data)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Franchise royalties	$8,704	$7,221	$18,027	$13,797
Service revenue	286	779	821	1,248
Total revenue	8,990	8,000	18,848	15,045
Selling, general and administrative expenses	5,625	3,223	11,470	5,878
Depreciation and amortization	700	521	1,397	1,020
Income from operations	2,665	4,256	5,981	8,147
Other miscellaneous income (expense)	99	1,458	142	(1,922)
Interest income	68	54	114	148
Interest and other financing expense	(314)	(109)	(854)	(157)
Net income before income taxes	2,518	5,659	5,383	6,216
Provision for income taxes	465	861	1,012	926
Net income from continuing operations	2,053	4,798	4,371	5,290
Income (loss) from discontinued operations, net of tax	(45)	93	267	204
Net income	$2,008	$4,891	$4,638	$5,494

Basic earnings per share
Continuing operations	$0.15	$0.35	$0.32	$0.39
Discontinued operations	-	0.01	0.02	0.01
Total	$0.15	$0.36	$0.34	$0.40

Diluted earnings per share
Continuing operations	$0.15	$0.35	$0.32	$0.39
Discontinued operations	-	0.01	0.02	0.01
Total	$0.15	$0.36	$0.34	$0.40

Weighted average shares outstanding
Basic	13,720	13,607	13,699	13,591
Diluted	13,817	13,691	13,779	13,686

HireQuest, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(unaudited)

	Three months ended		Six months ended
(in thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	$2,008	$4,891	$4,638	$5,494
Interest expense	314	109	854	157
Provision for income taxes	465	861	1,012	926
Depreciation and amortization	700	521	1,397	1,020
WOTC related costs	125	163	270	294
EBITDA	3,612	6,545	8,171	7,891
Non-cash compensation	259	364	621	610
Acquisition related charges, net	-	(1,294)	(340)	2,299
Impairment of notes receivable	-	233	-	-
Adjusted EBITDA	$3,871	$5,848	$8,452	$10,800